UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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LEAP WIRELESS INTERNATIONAL, INC.

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May 15, 2009
Dear Fellow Stockholders:
     I am writing to you today in support of the proposed amendment to the Leap Wireless International, Inc. 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan, as previously amended (the “2004 Stock Plan”), which has been proposed for approval at the upcoming 2009 Annual Meeting of Stockholders to be held on May 21, 2009.
     The proposed amendment would increase the number of shares authorized for issuance under the 2004 Stock Plan by 1,000,000 shares to a total of 9,300,000 shares (the “Proposed Increase”). The Proposed Increase is necessary as a result of our continued growth and financial performance, which has required us to continue to hire and recruit talent and grant additional stock awards to new and current employees as long-term incentives.
     You may have recently received reports from one or more shareholder advisory services recommending that you vote against the Proposed Increase. We would like to take this opportunity to offer our perspective on how we determined the recommended size of the Proposed Increase, as well as the critical importance of the Proposed Increase to our future plans.
PROPOSED SIZE OF THE EQUITY INCREASE
     Leap’s proposed increased share reserve is competitive and appropriate when compared to share reserves of other peer group companies.
•	In order to determine the additional number of shares to be added to the 2004 Stock Plan, Leap’s Compensation Committee retained Mercer (US), Inc. (“Mercer”), a national consulting firm specializing in executive compensation matters. Mercer reviewed and compared available share reserves under equity plans used by a select peer group of companies in the wireless telecommunications industry with revenues, business operations, numbers of employees and growth trajectories similar to ours. This peer group of companies included American Tower, CenturyTel, Crown Castle International, Frontier Communications, MetroPCS Communications, NII Holdings, Telephone and Data Systems, Time Warner Telecommunications, US Cellular and Windstream. We and Mercer believe this group of companies provides a better and more representative comparison against which to evaluate the size of the Proposed Increase rather than the companies against which shareholder advisory groups have compared us. Following its review of the comparative data, Leap’s Compensation Committee recommended the Proposed Increase.

May 15, 2009

•	Leap’s Compensation Committee generally reviews the compensation opportunities that we provide to our employees, including long-term equity incentive awards, with reference to and in the context of the 75th percentile of compensation opportunities provided by other comparable companies.

•	We believe that the share overhang that would result from the Proposed Increase is competitive and appropriate when compared to the peer group we surveyed. A share overhang methodology analyzes the number of shares that are outstanding and may be issued in the future under a stock plan as a percentage of total shares outstanding. After taking into account the additional shares from the Proposed Increase, Leap’s share overhang would be approximately 11%, an amount that is estimated to be between the 50th and 75th percentiles of the other surveyed peer companies. This analysis is described in further detail in materials prepared by Mercer on Addendum A.

•	We believe that the economic overhang that would result from the Proposed Increase is also competitive and appropriate when compared to the peer group we surveyed. An economic overhang methodology analyzes the potential value of awards that may be issued under a stock plan as a percentage of a company’s market capitalization. After taking into account the additional shares from the Proposed Increase, Leap’s economic overhang would be approximately 8.6%, an amount that is estimated to be just below the 75th percentile of the other surveyed peer companies. This analysis is described in further detail in materials prepared by Mercer on Addendum B.
     Leap has performed well in comparison to the select peer group of companies, and we believe that the equity compensation opportunities provided to Leap’s employees have helped create stockholder value.
•	Leap’s revenue growth over the past three years has been at appropriately the 75th percentile of the surveyed peer companies. In addition, Leap’s annual growth in earnings before interest, taxes, depreciation and amortization (“EBITDA”) over this period has been generally at the median of the surveyed peer companies, even at a time when we were making significant continued investments in our business. We believe that equity compensation opportunities provide our employees with a direct incentive to deliver financial and operational performance, which in turn creates value for Leap’s stockholders.
IMPORTANCE OF THE PROPOSED INCREASE
     Leap’s long-term business strategy is focused on growth, which requires equity incentive programs that allow us to attract and retain talent.
•	Leap’s long-term business strategy has been focused on growing the company and its operations. Between 2005 and 2008, Leap experienced significant growth in its financial results and operating performance, including:
•	a 105% increase in revenues;

May 15, 2009

•	a 143% increase in the size of its wireless footprint;

•	a 130% increase in total customers; and

•	a 50% increase in adjusted operating income before depreciation and amortization (“OIBDA”), even during a time in which we invested approximately $172 million of net operating expenses into our growth initiatives.
•	Since the end of 2005, our number of employees increased from approximately 1,500 to approximately 4,120 as of May 1, 2009 (a 175% increase).

•	With the increase in the number of employees since the end of 2005, the number of plan participants increased from approximately 110 to approximately 270 as of May 1, 2009 (a 145% increase).
     Leap has continued to experience growth, as evidenced by its first quarter 2009 results.
•	Leap has continued to experience significant growth in 2009, as evidenced by our recent first quarter 2009 financial and operational results:
•	Leap achieved a record number of approximately 493,000 net customer additions.

•	Quarterly service revenues increased approximately 29 percent over service revenues for the first quarter of 2008.

•	We recently launched our two largest wireless markets to date in Chicago and Philadelphia and plan to launch Cricket service in Washington D.C. and Baltimore by the middle of 2009.

•	Our Cricket Broadband service continues to achieve attractive customer growth.
•	Based upon our experience, Leap’s growth and expansion will require that we continue to hire and recruit talent and grant additional stock awards to new and current employees as long-term incentives.
     Leap’s current share authorization is not sufficient to make further meaningful awards to existing employees.
•	As of May 1, 2009, there were 278,982 shares available for grant under the 2004 Stock Plan. Based upon the current trading price of Leap common stock, Leap will not be able to make additional awards to eligible employees in 2009 in amounts that we consider to be appropriate to provide meaningful incentives.

May 15, 2009

•	We believe that Leap’s ability to continue to execute on its long-term business strategy will require that we continue to provide meaningful equity incentive awards that align employee and stockholder interests.
*      *      *
     For the reasons stated above, we believe that the Proposed Increase is in the best interests of Leap and all of our stockholders and we urge you to vote in favor of the matter.
     Thank you for your continued support.

Sincerely,
/s/ S. Douglas Hutcheson

S. Douglas Hutcheson President and Chief Executive Officer

Special note regarding forward looking statements: This letter contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include projections regarding our projected future growth and financial and operational results, reflect management’s current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things, those factors detailed in the section entitled “Risk Factors” in our periodic reports filed with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.
All forward-looking statements included in this letter should be considered in the context of these risks. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

May 15, 2009

Note: Share overhang represents the sum of the number of shares outstanding and shares available for future issuance (including additional shares proposed for issuance but not yet approved by shareholders) under a company’s equity plan(s) divided by the basic common shares outstanding as the end of the fiscal year. Shares outstanding under a company’s equity plan(s) include all unexercised stock options (vested and unvested) as well as all unvested restricted stock units and deferred stock units
Data Source: Public filings, including 10-K and DEF 14A, as well as Standard and Poor’s Research Insight

Effective Date: Data is based on fiscal year-end public filings (fiscal year-end is December 31, 2008 for all companies)

May 15, 2009

Note: Economic overhang represents the sum of the value of shares outstanding and shares available for future issuance (including additional shares proposed for issuance but not yet approved by shareholders) under a company's equity plan(s) divided by a company's total market value. Shares outstanding under a company's equity plan(s) include all unexercised stock options (vested and unvested) as well as all unvested restricted stock, restricted stock units and deferred stock units. Unexercised options are value based on 200-day average stock prices as of December 31, 2008 and the Black-Scholes option valuation method. Unvested shares are value based on 200-day average stock prices. Shares available for future issuances are valued as full-value shares (not options), unless a restriction or a conversion ratio for full-value shares is imposed under the equity plan. Market value is based on diluted weighted-average common shares outstanding at fiscal year-end and 200-day average stock prices.
Data Source: Public filings, including 10-K and DEF 14A, as well as Standard and Poor's Research Insight

Effective Date: Share data is based on fiscal year-end public filings (fiscal year-end is December 31, 2008 for all companies). Valuation is conducted as of December 1, 2008